Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL Retains Jones Walker Law Firm to Conduct Independent Investigation of
Possible Environmental Violations at East Bay

New Orleans, Louisiana, June 8, 2007…Energy Partners, Ltd. (“EPL” or the “Company”) (NYSE:EPL) today announced that it has retained the law firm of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. to conduct an independent investigation into possible environmental violations at the Company’s East Bay field arising out of on-site governmental agency inspections conducted in the field in late 2005 and early 2006. Earlier this week, the Company met with representatives of the U.S. Attorney for the Eastern District of Louisiana in New Orleans, the U.S. Environmental Protection Agency and the U.S. Coast Guard and was informed that they are conducting an investigation into possible criminal violations arising out of those on-site inspections.  The Company intends to cooperate fully with the government’s investigation and said that operations in the field remain unaffected by the investigation.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana.  The Company’s operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates;

•	oil and natural gas prices;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures; and

•	other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006 and Form 10-Q as of March 31, 2007, for a discussion of these risks.

Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission's website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

Contacts

T.J. Thom (504-799-4830) / Al Petrie (504-799-1953)
Energy Partners, Ltd.

Media:

Steve Frankel/ Jeremy Jacobs (212-355-4449)
Joele Frank, Wilkinson Brimmer Katcher

###